Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Range Resources Corporation’s 2005 Equity-Based Compensation Plan of our reports dated February 25, 2008, with respect to the consolidated financial statements of Range Resources Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Range Resources Corporation filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Fort Worth, Texas
June 17, 2008